Exhibit h3

OXFORD LANE CAPITAL CORP.

Common Stock, $.01 par value per share

[FORM OF AMENDMENT NO. 1 TO

EQUITY DISTRIBUTION AGREEMENT]

This Amendment No. 1, dated November 21, 2016 (the “Amendment”), is to the Equity Distribution Agreement, dated March 7, 2016, by and among Oxford Lane Capital Corp., a Maryland corporation (the “Company”), Oxford Lane Management, LLC, a limited liability company organized under the laws of the State of Connecticut (the “Adviser”), and BDC Partners, LLC, a limited liability company organized under the laws of the State of Delaware (“BDC Partners”), on the one hand, and Ladenburg Thalmann & Co. Inc. (“Ladenburg”) on the other hand (the “Equity Distribution Agreement”).

WHEREAS, the Company, the Adviser, BDC Partners and Ladenburg have entered into the Equity Distribution Agreement pursuant to which from time to time during the term of the Equity Distribution Agreement, on the terms and subject to the conditions set forth therein, the Company may issue and sell through Ladenburg, acting as agent and/or principal, shares of the Company’s common stock, $0.01 par value per share, having an aggregate offering price of up to $25,000,000 (the “Maximum Amount”); and

WHEREAS, the Company, the Adviser, BDC Partners and Ladenburg desire to amend the Equity Distribution Agreement in order to increase the Maximum Amount from $25,000,000 to $50,000,000;

NOW THEREFORE, in consideration of the mutual promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, hereby amend the Equity Distribution Agreement and agree as follows:

Amendment of the First Paragraph of Section 1.         The first paragraph of Section 1 of the Equity Distribution Agreement is replaced in its entirety with the following:

“Each of the Company and the Adviser agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, the Company may issue and sell through Ladenburg, acting as agent and/or principal, shares of the Company’s common stock, $0.01 par value per share (the “Common Shares”), having an aggregate offering price of up to $50,000,000 (the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 regarding the aggregate offering price of the Common Shares issued and sold under this Agreement (such Common Shares being referred to herein as the “Shares”) shall be the sole responsibility of the Company, and Ladenburg shall have no obligation in connection with such compliance. The issuance and sale of the Shares through Ladenburg will be effected pursuant to the Registration Statement (as defined below) filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue the Shares.”

Waivers for Amendment; Consent.    The Company, the Adviser, BDC Partners and Ladenburg, by the execution of this Amendment, hereby consent to the amendments, modifications and supplements to the Equity Distribution Agreement contemplated herein.

No Other Amendments.        Except as set forth above, no other amendments to the Equity Distribution Agreement are intended by the parties hereto, are made, or shall be deemed to be made, pursuant to this Amendment, and all provisions of the Equity Distribution Agreement, including all Exhibits thereto, unaffected by this Amendment shall remain in full force and effect.

Capitalized Terms.    Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Equity Distribution Agreement.

Headings.    The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

Execution of Counterparts.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to the Equity Distribution Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

Very truly yours,

OXFORD LANE CAPITAL CORP.

By:
Name: Jonathan H. Cohen
Title: Chief Executive Officer

OXFORD LANE MANAGEMENT, LLC

By:	BDC Partners, LLC, as Managing Member

By:
Name: Jonathan H. Cohen
Title: Chief Executive Officer

BDC PARTNERS, LLC

By:
Name: Jonathan H. Cohen
Title: Chief Executive Officer

CONFIRMED AND ACCEPTED, as of

the date first above written:

LADENBURG THALMANN & CO. INC.

By:
Name:
Title: